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                                                                   Exhibit 10.14

                               LICENSE AGREEMENT

     AGREEMENT made as of the 1st day of May, 1996 (the "Effective Date") between ESKIMO PIE CORPORATION, a Delaware corporation ("Eskimo") and THE DELICIOUS/FROOKIE COMPANY, INC., an Illinois corporation ("Licensee").

     WHEREAS, Eskimo has exclusive rights to grant others licenses and sublicenses to use the trademarks (as hereinafter defined) and is engaged, among other things, in the business of developing new frozen dessert and other products and licensing and sublicensing persons to manufacture ad distribute such products under the Trademarks.

     WHEREAS, Eskimo is engaged, among other things, in the business of manufacturing and distributing certain ingredients used in the production of products sold under the Trademarks, including the base (as hereinafter defined) which will be used by Licensee pursuant to this Agreement in the manufacture, distribution and sale of the Products (as hereinafter defined) under the Trademarks; and

     WHEREAS, Eskimo represents that the formulae for the manufacture of the Base are trade secrets and its Base is an essential element of each of the Products to be sold under the Trademarks; and

     WHEREAS, Licensee desires to extend its business and obtain a license to utilize the Trademarks in the Territory (as hereinafter defined) to manufacture, distribute and sell the Products under the Trademarks;

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties agree to be legally bound as follows:

1.    Definitions:

            The following terms shall have the meanings set forth below when used in this Agreement:

            a. "Agreement Year" means with respect to Agreement Year One the period from the Effective Date through December 31, 1996 and subsequently each calendar year, commencing on or after January 1, 1997, during the initial term or any renewal term of this Agreement.

            b. "Base" means the proprietary chocolate powder, produced by and under Eskimo's manufacturing processes and formulations, that will be used by Licensee to manufacture the Products.

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            c. "Net Wholesale Sales" means the gross sales of products sold by
      Licensee less allowances for prompt payment, excluding trade promotions. In no event shall Net Wholesale Sales be less than 95% of gross sales.

            d. "Associated Materials Sales" means packaging, labels, wrappers (including film wrappers for bending machine and individual retail sales), retail cartons, point of purchase displays, advertising and promotional material used in connection with the sale, offer for sale, advertising and promotion of the Products.

            e. "Persons" means individuals, corporations, partnerships or other legally recognized commercial entities operated for profit.

            f. "Products" means any of the following products hereinafter developed by Licensee made from the Base containing other ingredients specified in the Standards and approved by Eskimo for sale under the Trademarks; cookies, crackers, cereal-based snacks, potato chips, corn chips, popcorn and freezer pops (liquid to freezing-to-form pops); provided, however, that the parties expressly agree that Products shall not include any frozen dessert products (including without limitation, frozen novelty, ice cream, yogurt (hard-pack and soft-serve) and sorbet products.

            g. "Product Specifications" means the manufacturing processes and formulations for the Products developed by Licensee, subject to Eskimo's approval, and to be contained in the Standards.

            h. "Standards" means the Product Specifications, other specifications and quality control directions covering each of the Products, which will be set forth in a separate written manual and which Eskimo may, from time to time, reasonably establish, all of which are incorporated herein by reference.

            i. "Termination Date" means the effective date of termination of this Agreement as defined in Section 13(c) hereof.

            j. "Territory" means the United States and Canada.

            k. "Trademarks" means ESKIMO PIE and the associated pictorial representations and SUGAR FREEDOM and any designs or stylizations associated therewith and the Trade Dress (as hereinafter defined).

            l. "Trade Dress" means all packaging designs, graphics, "get up" or other elements of trade dress used in connection with the Products, whether created by or under the authority and direction of Eskimo or Licensee.


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2.    Term:

            a. This Agreement shall commence on the Effective Date and, unless earlier terminated as hereinafter provided, shall continue in effect for an initial term ending December 31, 2000; it shall automatically terminate upon the expiration of the initial term unless Eskimo, at its option and in its sole discretion, gives Licensee written notice at least 60 days prior to the end of initial term of its intent to renew this Agreement for a one year renewal term. In the event of such renewal by Eskimo, Eskimo shall establish and notify Licensee as part of the renewal notice of the Minimum royalty (as hereinafter defined) to apply for such renewal term. Nothing in this Section 2 shall be construed as affecting any other termination provision of this Agreement.

            b. Eskimo shall have the right to terminate this Agreement upon written notice to Licensee given within 30 days after the end of any Agreement year ending on or after December 31, 1997 if the amount of the Royalties (as hereinafter defined) for such Agreement Year do not equal or exceed the Minimum Royalty (as hereinafter defined) for such Agreement Year. The effective date of such termination shall be the date of such notice, subject to the provisions of Section 13(c)(i) and to Licensee's obligation to pay the Minimum royalty for the Agreement Year ended immediately preceding the notice of termination hereunder.

            c. Licensee shall have the right to terminate this Agreement effective at the end of any Agreement Year by giving Eskimo written notice at least 60 days prior to the end of such Agreement Year, subject to the provisions of Section 13(c)(i) and to Licensee's obligation to pay the Minimum Royalty for such Agreement year and for the Agreement Year following the notice of termination.

3.    Grant of License:

            a. Eskimo hereby grants to Licensee the exclusive right, license and authority, subject to the terms and conditions hereinafter set forth, for the Territory to use the Trademarks in connection with Licensee's manufacture, distribution and sale of the Products under the Trademarks in the Territory. Licensee shall not have the right to license or sublicense other Persons to manufacture, distribute and sell the Products under the Trademarks, or the right to enter into a copacking arrangement with other Persons for the manufacture, distribution and sale of the Products under the Trademarks, it being understood that the foregoing limitation is not intended to prohibit Licensee's distribution and sale of the Products through its customary distribution channels.

            b. Except as expressly provided in this Agreement, Eskimo shall not be prevented from granting any other licenses for the use of the Trademarks or from


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      using the Trademarks in any manner whatsoever, whether inside or outside the Territory, Eskimo having retained and reserved all other rights not expressly granted in Section 3(a) to Licensee. Eskimo agrees that, except as otherwise expressly provided in this Agreement, it will grant no other licenses for the territory effective during the term of this Agreement, for the use of the Trademarks in connection with the Products.

            c. The parties hereto acknowledge and agree that any and all trademark rights, copyrights and other proprietary rights and interests in the Trademarks are and shall be the property of Eskimo whether created by or under the authority and direction of Eskimo or Licensee. As a condition of this Agreement, Licensee shall cause appropriate copyright and trademark notices satisfactory to Eskimo to be placed on all Associated Materials embodying the Trademarks, Licensee shall cooperate with Eskimo in the execution, filing and prosecution of any trademark or copyright applications that Eskimo may, at is own expense, desire to file and for that purpose Licensee shall supply to Eskimo from time to time such items of packaging, labeling and similar materials as may reasonably be requested by Eskimo. All goodwill associated with the use of the Trademarks in connection with this Agreement shall inure to the benefit of Eskimo.

            d. In the event that subsequent to the Effective Date Eskimo acquires rights to lawfully use the RealFruit trademark in connection with freezer pops, Licensee shall have the right of first refusal to be granted a license for the use of such trademark in connection with freezer pops upon terms and conditions to be mutually agreed upon by Eskimo and Licensee; subject, however, to the proviso that any such license may not violate or contravene any other agreements to which Eskimo is a party.

4.    Obligations of License:

            a. Licensee shall, in its performance of its obligations under this Agreement, comply with all applicable federal, state and local laws, rules and regulations.

            b. Licensee agrees that, in cooperation with and after consultation with Eskimo, it shall develop annually such sales goals, distribution plans, marketing plans, advertising and sales promotion plans and such other internal plans, budgets and goals reasonably necessary or advisable in the opinion of Licensee to assure adequate distribution and market penetration of the Products in the Territory. Licensee shall pursue such plans, budgets and goals in order to achieve a sustained growth in sales.

            c. Licensee agrees to use its best efforts to continuously develop Products for distribution throughout the Territory such that by the end of Agreement Year 5


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      Licensee shall have developed and introduced at least 4 different Products
      (i.e., different SKUs).

            d. Licensee agrees that by the end of Agreement Year 2 the Products shall have achieved an ACV level of 50%.

            e. Except as any of the same may be required with respect to the Base, the Trademarks and the Trade Dress, if any approvals, permits, licenses, registrations or the like are required to be obtained or maintained or governmental fees paid relative to the performance by Licensee of its obligations under this Agreement, Eskimo shall have no responsibility and shall bear no expense in connection with the same and all requirements in connection therewith shall be accomplished appropriately by Licensee.

            f. If, in connection with the performance by Licensee of its obligations under this Agreement, any regulatory agency inquiries, directives or challenges shall develop or formal proceedings or any other type of involvements should arise on account of the acts or omissions of Licensee, it shall be Licensee's responsibility to resolve, respond to, comply with or defend same appropriately at its own expense, except to the extent the same are attributable to the acts or omission of Eskimo with respect to the Base or the Trademarks. Notwithstanding, Licensee shall not enter into any compromise, settlement or resolution of any such matter which would prejudice the rights of, or operate to the detriment of, Eskimo without notifying and consulting with Eskimo in advance as to the impact of the activity, and receiving advance written approval of Eskimo thereto. At its election, Eskimo may, at its own expense, undertake to intervene in any such matter or, to the extent the matter relates solely to Base or the Products, to assume control of the matter. In such case, Licensee shall render all reasonable assistance that may be required by Eskimo.

            g. Licensee shall initially respond to and cooperate in the good faith, businesslike resolution of consumer complaints coming to its attention in connection with the Products. Licensee shall maintain a separate file available for review and copying by the representatives of Eskimo containing written communications from regulatory agencies of all levels and complaints from consumers relating to the business contemplated by this Agreement.

5.    Quality Control:

            a. Inasmuch as the Trademarks stand for products of quality and uniformity, it is essential that the Standards be maintained at all times in order to preserve the value and reputation of the Trademarks and to promote the success of the business contemplated by this Agreement. Licensee shall manufacture, package, handle and distribute the Products in conformity with the Standards. Licensee shall maintain


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      a quality control program to help assure product quality under and conformance with the Standards and compliance with the requirements of this Agreement. Licensee shall, at all times, conduct business in a manner that will maintain the reputation Eskimo has established in the business community and with consumers, and avoid practices that will reflect unfavorably upon Eskimo.

            b. Throughout the continuance of this Agreement, Licensee shall: (i) operate and maintain a modern manufacturing facility designed for and equipped with the necessary machinery in good repair and operating condition; and (ii) have the necessary and appropriate personnel, materials and supplies (subject to Eskimo's provision of Base in accordance with Section 6(c)) to adequately and efficiently manufacture, package, handle and distribute the Products in order to supply with reasonable promptness all the demands and requirements for the sale of the Products and to otherwise perform hereunder. Licensee will assure that all the Products are of uniform quality and manufactured, packaged, handled and distributed in strict conformity with the Standards and the requirements of this Agreement.

            c. Prior to the commencement of and at any time during the continuance of this Agreement, Eskimo shall have the right during normal business hours upon reasonable advance notice through one or more of its authorized representatives to inspect eh premises, facilities, procedures and inventories to be used or in use by Licensee for the manufacture, packaging, handling and distribution of the Products.

            d. Production of the Products may not be commenced unless and until Eskimo approves such facility in writing, which approval shall not be unreasonably withheld. If after approval Eskimo at any time reasonably determines that any of Licensee's facilities, processes, equipment or inventories are unsanitary or otherwise not in accordance with the Standards or the Inspection Criteria (as hereinafter defined), Eskimo shall so notify Licensee and Licensee shall immediately take such action as may be reasonably necessary to correct the deficiency and bring the same into compliance with the Standards and the requirements of this Agreement. Licensee's failure to bring any of the same or its performance into conformity with the Standards within the most reasonable practicable time shall constitute a material breach of this Agreement and a ground for termination by Eskimo.

            e. Licensee shall not release the first production run of any Products for distribution or sale until the Products and Associated Materials are approved in writing by Eskimo, which approval shall not be unreasonably withheld. When Eskimo is satisfied that Licensee's first production run complies with the Standards, approval as to subsequent runs shall be presumed thereafter unless


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      Licensee is notified to the contrary, based on Eskimo's reasonable concerns that develop thereafter.

            f. From time to time after Licensee has commenced selling and/or distributing the Products and upon Eskimo's request, Licensee shall furnish, without cost, to Eskimo a reasonable number of random samples of each Eskimo Product (from a regular production run or runs) being manufactured and sold by Licensee hereunder, together with any Associated Materials.

            g. If at any time Eskimo has good faith to believe that the quality of the Products, the condition of ingredients to be used in connection therewith or any Associated Materials do not comply, or might prejudice compliance, with any applicable law, rule or regulation or there has been a failure of compliance with a material term of this Agreement, after verifying such condition exists Eskimo may notify Licensee in writing (with which notice Licensee agrees to comply) to suspend the production, distribution and sale of the Products.

            h. If, in the opinion of Eskimo, on the basis of sampling or other recognized testing procedures or reports, any Products are adulterated, misbranded or not in material conformance with the Standards or the provisions of this Agreement, Licensee shall be notified and upon such notification shall immediately take steps to correct the problem and trace the defective Products and withdraw or recall the Products found to be defective. The nature of the defect will be used to determine the extent of the withdrawal or recall, but such decision will be based on reasonableness and applicable federal, state or local regulations and guidelines, as well as good business practices. (Such withdrawal or recall shall be at Licensee's cost and expense unless the same is not attributable to any action or omission of Licensee.)

            i. If Licensee, on the basis of sampling or other testing procedures or otherwise, determines that any Product is adulterated or not in conformity with the Standards, Licensee shall promptly notify Eskimo of such deficiency. If the affected Products have not been shipped from Licensee's plant, Licensee shall promptly take all steps necessary to ensure that such Products are not released for shipment. If the affected Products have been shipped, Licensee shall promptly implement any withdrawal or recall of such Products as directed by Eskimo. (Such withdrawal or recall shall be at Licensee's cost and expense unless the same is not attributable to any action or omission of Licensee.)

            j. Licensee shall immediately notify Eskimo by telephone of any recall ordered by federal, state or local governmental authorities, and in implementing such recall shall cooperate with Eskimo. Licensee shall immediately notify Eskimo by telephone of any such prospective recall or withdrawal of the Products


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      or of the need for any recall or withdrawal of the Products, followed thereafter by written confirmation to Eskimo of such notice.

            k. Eskimo reserves the right at any time reject the Products for sale or shipment which have not been manufactured, processed, labeled, packaged, stored, distributed or sold in compliance with the Standards. Any material, work-in- process or Products rejected by Eskimo and determined by Eskimo, in its sole discretion, not to be reconditionable or salvageable shall be disposed of by Licensee at Licensee's cost and expense (except to the extent the same is not attributable to any action or omission of License) by destruction or in such other reasonable manner as is directed by Eskimo.

            l. Licensee shall maintain for 2 years for inspection by Eskimo the results of all federal, state and/or local regulatory agency inspection reports and _____________ affecting Licensee's facilities or equipment or on the components, ________________ Associated Materials located at Licensee's facilities. Licensee shall __________________ immediately by telephone of any such inspections or audits which _____________ ___________ presence of any bacteriological agent or substance which is considered ____ authorities as being indicative of either unsanitary practices or of public __________________.

            m. In addition to any other inspections provided for in this Section 5, Licensee's facility shall be inspected twice each year, at Licensee's expense (which expenses _____ be reasonable and customary), by Eskimo Quality Assurance personnel or designated representative. The inspections shall be based on the Standards and criteria established by the American Institute of Baking or other nationally recognized, comparable entity (the "Inspection Criteria"). If Licensee's facility _______to pass any such inspection to Eskimo's satisfaction, Licensee shall have thirty (30) days, or such longer period as hereinafter provided, within which to correct such deficiencies ("correction period"), after which time the facility shall be reinspected. If the deficiencies are not susceptible of correction with due diligence within a 30-day period, Licensee shall have such additional time as is appropriate, in Eskimo's good faith estimation, to correct such deficiencies, provided that Licensee has commenced correction efforts within such 30-day period and thereafter proceeds with due diligence to complete the correction. During the correction period, production and sale of the Products may be suspended, if, in Eskimo's good faith opinion, such suspension is warranted. If the facility fails to pass the reinspection, Eskimo may consider such failure to be a material breach of this Agreement and may terminate this Agreement without further opportunity for Licensee to remedy such breach.

            n. Licensee shall have a program in place of random environmental sampling for control of Listeria monocytogenes and Salmonella. Such program shall be reasonably satisfactory to Eskimo. The samples must be taken at a minimum on


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      a quarterly basis, but monthly sampling is recommended. Samples shall be tested by a qualified laboratory and copies of test results shall be sent to Eskimo immediately upon receipt by Licensee.

            o. Notwithstanding the rights of Eskimo hereunder to provide Standards, specifications and approvals, the implementation of the Standards by Licensee, its methods of manufacture, packaging, handling and distribution, use of materials, special components and supplies, the quality of the Products and all particulars relating to items of packaging, are entirely the responsibility of Licensee (except to the extent Eskimo is responsible for the Base under Section 6(b) and the Trademarks under Section 10). Licensee assumes responsibility for necessary and proper testing and use of components and materials, including particulars which bear on product quality, shelf life and appearance.

6.    Purchase and Sale of the Base: Associated Materials:

            a. Licensee agrees that it will manufacture the Products only by use of the Base purchased from Eskimo under this Agreement in accordance with the Standards and further that the Base purchased from Eskimo shall be used for no purpose other than the manufacture, distribution and sale of the Products under the Trademarks.

            b. Eskimo warrants that the Base comprising any shipment or delivery made by Eskimo to Licensee shall, as of the date of such shipment, be in accordance with the Standards, of good and merchantable condition and fit for the manufacture of the Products. Eskimo further warrants that the base has been produced and shall be held, prior to shipment, in conformity with all applicable federal, state and local rules and regulations.

            c. Eskimo shall sell the Base to and Licensee shall purchase the Base from Eskimo as provided in this Agreement. All orders for the Base shall be in writing, or verbally with written confirmation, and, if received by Eskimo at least 14 days before the delivery date specified in the order ("Delivery Date"), the ordered Base shall be shipped so as to ensure receipt of same in full by Licensee not later than the Delivery Date; however, Eskimo shall, consistent with the requirements of its other business, use reasonable efforts to meet Delivery Dates on shorter notice.

            d. The prices for the Base, as currently in effect, as well as the percentage of Base price to be used in calculating the Annual Base Royalty (as hereinafter defined), are set forth on Schedule A. Current terms of payment are net 15 days from date of invoice. Sales of Base shall be f.o.b. point of shipment. Title and risk of loss shall pass to Licensee upon loading on carrier's vehicle at point of shipment. Eskimo shall give Licensee thirty (30) days' written notice prior to the effective date of any increase in the price of Base or change in its terms of sale.


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            e. Eskimo shall not be required to sell to Licensee volumes of Base ordered to the extent such volumes exceed estimates submitted to Eskimo under Section 8(a) of this Agreement. Eskimo shall, however, in such cases, use reasonable efforts, consistent with the requirements of its other business, to accommodate Licensee's request over any estimate.

            f. Subject to Eskimo's prior written approval of Associated Materials' design, Licensee shall produce Associated Materials for the Products at its sole cost, including the cost of artwork, films, printing plates, printing cylinders and all other related costs or have the Associated Materials produced by a qualified supplier approved by Eskimo. Notwithstanding Eskimo's right to provide approvals hereunder and elsewhere in this Agreement, it is expressly understood and agreed that Licensee assumes full responsibility for compliance with all applicable state and federal regulations governing the packaging, labeling and advertising of food products, including without limitation compliance with regulations of the Food and Drug Administration under the Nutrition Labeling Education Act of 1991 as well as compliance with regulations and policies of the Federal Trade Commission.

7.    Royalty Payments:

            a. Licensee shall pay Eskimo a nonrefundable advance royalty of $25,000, with $10,000 thereof payable upon execution of this Agreement and $15,000 payable 90 days after execution of the Agreement, to be credited against the Minimum Royalty (as hereinafter defined) payable for Agreement Year 1.

            b. Subject to the provisions of Section 7(d) below, shall pay Eskimo an Earned Royalty for the use of the Trademarks hereunder equal to 3.5% of net Wholesales ("Earned Royalty"). The amount determined by multiplying the aggregate annual purchase price paid by Licensee to Eskimo for Base purchased hereunder each Agreement Year times the percentage set forth on Schedule A shall be considered to be an annual royalty for use of the Base ("Annual Base Royalty"). The sum of the annual Earned Royalty plus the Annual Base Royalty will be considered as a total royalty, subject, however, to the limitation that the amount of Annual Base Royalty may in no event constitute more than 50% of such total royalty ("Royalty").

            c. The Earned Royalty payments shall be due and payable on or before the thirtieth (30th) day following the end of each calendar quarter during the term of this Agreement, commencing with the quarter in which Products are first sold hereunder. Licensee shall remit Earned Royalty payments quarterly accompanied by a Royalty Statement in the form attached hereto as Schedule B from Licensee certifying Net Wholesale Sales.


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            d. For each Agreement Year (including the calendar year following a termination pursuant to Section 2(c)), Licensee shall guarantee Eskimo the payment of the minimum annual royalty as set forth on Schedule C ("Minimum Royalty") as follows. If the total amount of Royalties for any Agreement Year, determined in accordance with Section 7(b), does not equal or exceed the amount of the Minimum Royalty for such Agreement Year, Licensee shall, within 30 days after the end of such Agreement Year, remit to Eskimo an amount equal to the difference between the amount of the Minimum Royalty for such Agreement Year and the amount of Royalties for such Agreement Year, determined in accordance with Section 7(b).

8.    Reports and Records:

            a. At least thirty (30) days prior to the end of each calendar quarter, Licensee shall provide Eskimo with a reasonable good faith written estimate of the volumes of Base that it will order during the two
      (2) calendar quarters following the date of such report.

            b. Within ninety (90) days after the end of each calendar year during the term of this Agreement, Licensee shall submit to Eskimo a certification of Licensee's certified public accountants verifying the accuracy of the Royalty Statements submitted by Licensee to Eskimo for the preceding year.

            c. Licensee shall provide Eskimo with such other reports relating to the Products in such form and at such intervals as is reasonable specified by Eskimo. Such reports may include, without limitation, inventory levels of Base, ingredients, supplies and the Products, as well as the quantities of the Products sold and distributed.

            d. Licensee shall maintain complete and accurate records relating to the business contemplated under this Agreement (the "Records"). Upon reasonable advance notice by Eskimo, Licensee shall permit its Records to be examined and verified by a certified public accountant that is acceptable to both parties, at Eskimo's expense and during normal business hours. Licensee shall retain the Records for at least three years following the close of the calendar year to which they pertain. -- This makes clearer what is already there.

9.    Responses to Third Party Activity:

            a. Either party shall advise the other in writing to any: (i) federal, state or local regulatory activity with respect to the Base or the Products, the Associated Materials or particulars relating to their production, and (ii) any actual or threatened infringement of the Trademarks relating to the Products, within five (5) business days of becoming aware or being notified of any such event. In such


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      case, the parties shall immediately consult respecting actions to be taken in connection therewith and be of assistance to the other in such regard; provided, however, that Eskimo shall, in its sole discretion, determine what actions may be appropriate relative to the Trademarks.

10.   Intangible Property Rights:

            a. Eskimo represents and warrants to Licensee that Eskimo (i) has (subject to any license agreement to which it is a party) exclusive rights to grant licenses and sublicenses for use of the Trademarks (ii) has not licensed any Person the right to use the Trademarks in the Territory in connection with the Products and has no knowledge of any such use, and
      (iii) upon execution of this Agreement, will use reasonable to register the Trademarks for use in connection with the Products with the U.S. Patent and Trademark Office.

            b. Eskimo agrees, that it shall, during the term of this Agreement, maintain, protect and defend the Trademarks, including without limitation any appropriate registration of the Trademarks. If requested by Eskimo, Licensee shall assist Eskimo (i) in causing appropriate copyright and trademark notices satisfactory to Eskimo to be placed on all materials embodying the Trademarks and (ii) in cooperating with Eskimo in the execution, filing and prosecution of any applications to register trademarks or copyrights that may be filed by Eskimo, including supplying samples of Associated Materials. If Eskimo at any time fails to maintain, protect or defend its rights to, and any registration of the Trademarks, Licensee shall have the right, in addition to any other right available to it, to terminate this Agreement by written notice thereof to Eskimo.

            c. Licensee acknowledges (i) Eskimo's exclusive right, title and interest in and to the Trademarks used in connection with the Products and
      (ii) the validity of any registrations thereof. Licensee further acknowledges that Licensee shall not, by reason of this Agreement, or otherwise, acquire any right, title or other ownership interest therein other than the license contemplated by this Agreement. The use by License of the Trademarks and all goodwill arising therefrom shall inure solely to the benefit of Eskimo. License agrees and undertakes not to contest, challenge or infringe the Trademarks either during or after the termination of this Agreement. Licensee shall use the Trademarks only in connection with manufacture, distribution and sale of the Products hereunder. On any Termination Date, any and all rights granted to License in connection with the use of the Trademarks shall automatically cease and terminate, as shall Licensee's right to purchase the Base from Eskimo.

            d. Licensee shall comply with requirements issued from time to time by Eskimo with respect to the use of the Trademarks and shall not release or permit the initial release of any Associated Materials (expressly including any and all advertising materials) using the Trademarks without the prior written consent of Eskimo. Licensee shall not at any time either during or after the determination of this Agreement use, or authorize others to use, any other mark or name in conjunction with the Trademarks or any other trademark, service mark or trade name confusingly similar to the Trademarks.

            e. In the event of any act or failure to act by the Licensee which in the reasonable opinion of Eskimo constitutes a danger to the value or validity of Eskimo's rights in the Trademarks, Eskimo may in lieu of or in addition to any other remedy available to them (including termination of this Agreement) give notice to the Licensee describing the danger and may suspend in whole or in part (effective on the Licensee's receipt of the notice) the rights of the Licensee to use the Trademarks. The suspension shall continue until Eskimo has reasonable determined that the danger no longer exists.

            f. License agrees that it shall not:

                  (i) produce the Products with any components other than those specified in the Standards or use the Trademarks on any product not produced with the components specified in the Standards;

                  (ii) adulterate or misbrand the Products;

                  (iii) adulterate the Base;

                  (iv) produce or identify the Products under any trademark
            except the Trademarks; or

                  (v) produce or identify any product or goods other than the
            Products under the Trademarks or any mark or name confusingly similar to the Trademarks, whether in style, appearance or phonetics.

            g. Upon expiration of this Agreement or any Termination Date Eskimo shall retain all rights in, and remain the sole owner of, the Base and the Trademarks, and any and all rights of Licensee hereunder to use the Base, or the Trademarks shall automatically cease;

            h. Nothing in this Agreement shall prevent Eskimo, after the termination or expiration of this Agreement, from manufacturing, distributing or selling, directly or through licenses, products comparable to the Products.

11.   Eskimo's Right to Terminate:

            Eskimo shall have the right, without waiving any right or remedy it may otherwise have, to terminate this Agreement:

            a. by written notice to Licensee on any breach or default by Licensee of or in connection with any material provision hereof;

            b. if a petition in bankruptcy, an arrangement for the benefit of creditors or a petition for reorganization is filed by or against Licensee, if Licensee shall make any assignment for the benefit of creditors, or if a receive or trustee is appointed for Licensee or its business;

            c. If Licensee defaults in the performance or observance of or otherwise violates any of tits other obligations or duties, Eskimo may terminate this Agreement upon 30 days written notice to Licensee; or

            d. If Licensee discontinues its business or discontinues the business contemplated by this Agreement or there is a change in control of the ownership of Licensee (whether by acquisition of more than 50% of the voting power of its outstanding securities, merger, consolidation, share exchange, or sale or transfer of 50% or more of its assets or earning power).

            The above provisions to the contrary notwithstanding, any circumstances which would otherwise be breach or default by Licensee (other than those specified in Section 11(b) and (d) hereof) shall not be a breach or default with the remedy of the exercise of the right of termination being available to Eskimo unless (i) if the breach or default be one which can be cured by payment of money, License shall have failed to cure same to Eskimo's satisfaction within 7 days after notice thereof given to Licensee, or (ii) if the breach or default cannot be cured by the payment of money but is capable of cure by affirmative act or a discontinuance of action, Eskimo shall have given License notice of such breach or default and Licensee shall have failed to cure the same to Eskimo's reasonable satisfaction within 30 days thereafter, or if it be one which cannot with due diligence be cured within 30 days, Licensee shall have failed to commence curing such breach or default with due diligence within such 30-day period and to proceed thereafter with due diligence and good faith to complete the curing hereof within a time appropriate therefor. The effective date of any termination of this Agreement shall be the Termination Date as determined in accordance with
      Section 13(c) hereof.

12.   Licensee's Right to Terminate:

      Licensee shall have the right, without waiving any right or remedy it may otherwise have, to terminate this Agreement:

            a. by written notice to Eskimo on any breach or default by Eskimo of or in connection with any material provision hereof;

            b. if a petition in bankruptcy, an arrangement for the benefit of creditors or a petition for reorganization is filed by or against Eskimo, if Eskimo shall make an assignment for the benefit of creditors, or if a receive or trustees is appointed for Eskimo or its business;

            c. if Eskimo defaults in the performance or observance of or otherwise violates any of its obligations or duties, License may terminate this Agreement upon 30 days written notice to Eskimo; or

            d. If Eskimo discontinues its business or discontinues the business contemplated by this Agreement.

      The above provisions to the contrary notwithstanding, any circumstances which would otherwise be a breach or default by Eskimo (other than those specified in Section 12(b) and (d) hereof) shall not be a breach or default with the remedy of the exercise of the right of termination being available to Licensee unless (i) if the breach or default be one which can be cured by payment of money, Eskimo, or (ii) if the breach or default cannot be cured by the payment of money but is capable of cure by affirmative act or a discontinuance of action, Licensee shall have given Eskimo notice of such breach or default and Eskimo shall have failed to cure the same to Licensee's reasonable satisfaction within 30 days thereafter, or if it be one which cannot with due diligence be cured within 30 days, Eskimo shall have failed to commence curing such breach or default with due diligence within such 30-day period and to proceed thereafter with due diligence and good faith to complete the curing thereof within a time appropriate therefor. The effective date of any termination of the Agreement shall be the Termination Date as determined in accordance with Section 13(c) hereof.

13.  Obligation on Termination:

      On expiration of this Agreement or its termination for any reason:

            a. Any indebtedness which may then be owing or which is to become due and owing by one party to the other shall become due and payable immediately;

            b. Except as provided in 13(c) below, Licensee shall discontinue the use of the Trademarks in connection with the Products;

            c. (i) In the event of expiration or termination of the Agreement for any reason other than those set forth in Section 13(e)(ii) below, Licensee shall have a reasonable time period not to exceed 12 months to use up, on a non-exclusive basis, Base and Associated Materials which are in its inventory or in the process of manufacture, subject to the terms and conditions of this Agreement provided, in particular, that any payments due Eskimo (including without limitation any Earned Royalty payments) are up-to-date. At the end of such period or when the Base and Associated Materials are entirely consumed, whichever occurs first ("Termination Date"), any unused Base and Associated Materials identifiable with the Products shall be destroyed at Licensee's expense with the same witnessed by or established to the satisfaction of Eskimo, whereupon the Agreement shall terminate.

                  (ii) In the event of termination (x) pursuant to section 11(b)
            or (d), or (y) based on Licensee's failure to affix notice of copyright, trademark or service mark registration, or any other notice required on the Products or Associated Materials, or (z) based on Licensee's failure to comply with the Standards, Licensee shall, within five (5) days of receipt of notice of termination ("Termination Date"), destroy at License's expense all non-complying Products, Base and Associated Materials in its inventory, and shall resell to Eskimo, or at Eskimo's sole option destroy at Licensee's expense, any other Associated Materials or Base in its inventory, whereupon the Agreement shall terminate.

14.   Indemnity and Insurance:

            a. Licensee shall indemnify and Eskimo and its officers, directors, employees and agents harmless from any liability, loss, expense (including reasonable attorney's fees and disbursement) or claim paid or incurred by Eskimo involving or arising out of (i) any act or omission by Licensee in the performance of its obligations under this Agreement or (i) claim that any trademarks or trade dress owned by Licensee and used in connection with the Products infringes any valid patent, trademark, trade name, design, copyright or application therefor or registration thereof or any other proprietary right of any third party; provided, however, that Licensee's obligation hereunder shall in no way require defense or indemnification regarding any liability, loss, expense or claim to the extent that same arises from any act or omission of Eskimo.

            b. Eskimo shall indemnify and hold Licensee and its officers, directors, employees and agents harmless from any liability, loss, expense (including reasonable attorneys' fees and disbursements) or claim resulting from or arising out of any act or omission by Eskimo in the performance of its obligations under this Agreement, including without limitation those that arise directly or indirectly from a claim that the Trademarks as used in accordance with this Agreement on the products infringes any valid patent, trademark, trade name, design, copyright or application therefor or registration thereof or any other proprietary right of any third party; provided, however, that Eskimo's obligation hereunder shall in no way require defense or indemnification regarding any liability, loss, expense or claim to the extent that same arises from any act or omission of Licensee.

            c. Eskimo and Licensee each reserve the right, at its own expense, to participate by counsel of its own choosing in any defense which is being provided to the other under the terms of this Section. At its own expense, each of the parties hereto shall maintain, with insurers acceptable to the other comprehensive general liability insurance, including, but not limited to, product liability and liability coverage of minimum limits of note less than $10,000,000 for each accident or occurrence with the other named as an additional insured.* The policies for such insurance shall contain vendor's coverage and require the insurer to give Eskimo and Licensee 30 days' prior written notice of any cancellation or termination of such insurance. Certificates of such insurance shall be sent by each to the other and, upon a party's request, copies of such policies shall be delivered to the other.

15.  Force Majeure:

      Whenever performance by a party of any of its obligations hereunder, under than the payment of money due, is substantially or completely interrupted or prevented by reason of an act of God, strike, lockout, labor trouble or other industrial disturbance, transportation dislocation, shortage of supply, casualty, civil strife or a circumstance beyond the reasonable and good faith control of the party required to act, such performance shall be excused for the period during which such state of affairs continues.

16.   Relationship of the Parties:

      Licensee's relationship to Eskimo is that of independent contractor. Nothing in this Agreement shall create between Eskimo and Licensee the relationship of principal and agent, joint ventures, partners, or any other similar or representative relationships, and neither party shall hold itself out as an agent, representative, partner or joint venture of the other. Neither party shall make for or on behalf of the other, or subject the other to, any contract, agreement, warranty, guarantee, representations, assurance or other obligation.

17.   Confidential Information:

      Each party acknowledges that all information relating to the business and operations of the other which is disclosed to the other or which the other learns during the term of this Agreement, including without limitation, data, experience, formulas, methods, processes, techniques, business plans, product development information and know-how whether of a technical engineering, operational or business nature for the use, manufacture, storage and handling of the Base and Products, is the valuable, proprietary information of the other ("Confidential Information"). Confidential Information does not include information (i) that is or

----------
      * minimum limits can be provided using any combination of primary comprehensive general liability and umbrella liability limits to total $10 million per occurrence.

becomes available in the public domain without breaching this Section 17, (ii) that is already known to one party prior to its disclosure pursuant to this Agreement by the other party, and (iii) information that is lawfully obtained from any other Person. Each party acknowledges the need to preserve the secrecy and confidentiality of the other's Confidential Information, and agrees that, during the term of this Agreement and after termination thereof, neither party shall use or disclose Confidential Information of the other except as is necessary for each party to perform under the Agreement. Each party shall take reasonable steps to ensure confidentiality and secrecy, and each party agrees to indemnify the other against any damage which may be suffered by the other as a result of a willful beach of this Section 17. Upon the expiration or any Termination Date of this Agreement, each party shall upon the request of the other deliver promptly to the other all documents containing such party's Confidential Information that are in the possession or control of the other party.

18.   Waiver:

      No failure or delay of a party to exercise any right available to it, or to insist on strict compliance by the other as to any of its obligations, and no custom or practice of the parties at variance with the terms of this Agreement shall constitute a waiver of any right. Wavier by a party of any particular default by the other shall not affect or impair the rights in respect to any subsequent default of the same or a different nature.

19.   Restrictions on Transfer:

      Neither this Agreement nor any right, duty or authority granted or created hereunder may be transferred, encumbered, assigned or delegated by either party, whether by operation of law or otherwise, without prior written consent of the other party; provided, however, that transfers, assignments or delegations by Eskimo to any of its affiliates shall not require such prior written consent.

20.   Notices:

      Any notice given pursuant to this Agreement shall be in writing and shall be faxed and sent by registered or certified mail, postage prepaid, to the party intended to receive such notice at address as set forth herein and so deemed
______________________.


            if to   :               _____________________

                                    _____________________

                                    _____________________
            with a copy to:         _____________________

                                    _____________________

                                    _____________________

21.   Entire Agreement:

      This Agreement _______________________ _____________ ______________
parties and supersedes and cancels all prior agreements with respect to the subject ___________________. No change or modification of any of the provisions of this Agreement shall be effective unless in writing signed by the duly authorized representatives of the parties and any such change or modification shall not be effective until executed by both parties.

22.   Governing Law.

      This Agreement is entered into the Commonwealth of Virginia and the validity, construction and effect of this Agreement and an other agreement or contract between the parties with respect to the subject matter hereof (and all performance related thereto) shall be governed, enforced and interpreted under the laws of the Commonwealth of Virginia applicable to agreements made and to be performed therein.

23.   Headings:

      The headings contained in this Agreement are not to be used for interpretation of this Agreement, but rather have been placed herein solely for the convenience of the parties.

24.   Authority:

      Each party represents and warrants to the other that it has full power and authority to enter into this Agreement, that its signatory is authorized to execute this Agreement, and that execution and performance of this Agreement shall not conflict with any existing agreements with other parties.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

      ESKIMO PIE CORPORATION              THE DELICIOUS/FROOKIE
                                          COMPANY, INC.


      By: /s/ Illegible                          By: /s/ Richard Worth
          ---------------------                      ---------------------

      Title:Pres.                               Title: Chairman
            ---------------------                      ---------------------

                             Schedules to Agreement

Schedule A                                Base Prices

Schedule B                                Form of Royalty Statement

Schedule C                                Minimum Royalties

                                  Schedule A

                                  Base Prices


       Product Code                   Description                  Price/lb.*

       17-0751-5050               Eskimo Pie Pre-Blend               $0.85
                              Powder for Chocolate Coating


----------
* -F.O.B. - Shipping Point
      Terms - Net 15 days
      Percentage of price to be used in calculating the annual base royalty =
      20%

                                  Schedule B

                                    FORM OF
                               ROYALTY STATEMENT
                                      FOR
                      THE DELICIOUS/FROOKIE COMPANY, INC.

                     QUARTER ENDED:
                                    ---------------------

                     PRODUCE:
                              ----------------------------


Earned Royalty Calculation

Total Units Sold
                                           ---------------------

X Net Wholesale Price/Unit                $
                                           ---------------------

= Total Net Wholesale Sales               $
                                           ---------------------
Earned Royalty Rate = 3.5%

Earned Royalty Due =
Total Net Wholesale Sales X 3.5%          $
                                           ---------------------


Recap of Earned Royalty Payments

1st Quarter                   YTD
2nd Quarter                   YTD
3rd Quarter                   YTD
4th Quarter                   YTD

                                Minimum Royalties

                         Agreement Year      Minimum Royalty
                         --------------      ---------------
                              1                   $30,000
                              2                   $60,000
                              3                   $60,000
                              4                   $75,000
                              5                   $75,000